FOR IMMEDIATE RELEASE

Hayward Appoints Water Industry Powerhouse Ron Keating to Board of Directors
CHARLOTTE, N.C. – March 19, 2025 – Hayward Holdings, Inc. (NYSE: HAYW) Board of Directors appointed Ron Keating to serve as its newest independent director, effective immediately. The Hayward Board now comprises 10 directors, nine of whom are independent.

“The appointment of Ron Keating to our Board lends direct global operational and financial expertise to Hayward, along with critical expertise in the water industry,” said Kevin Holleran, Hayward President, CEO and Director. “Ron’s distinguished career and reputation as a decisive leader brings strategic and practical judgement as we continue to execute our growth strategies and deliver value to shareholders.”

Keating currently serves as president, chief executive officer (CEO) and board member of Excelitas Technologies Corp., an industrial technology company focused on the design, development and manufacture of advanced technologies in sensing, detection, imaging, optics and specialty illumination for customers worldwide. He began his tenure at Excelitas in October 2023 after having served the previous nine years as president, CEO and a director of Evoqua Water Technologies Corporation. Keating took the global provider of water and wastewater treatment solutions and services public in 2017, and in mid-2023, he led the sale of Evoqua to Xylem (NYSE: XYL), with a market topping purchase price at 25x EBITDA. Before leading Evoqua, he served as president and CEO of Contech Engineered Solutions, an infrastructure site solutions provider.

Keating also sits on the board of publicly-traded EnPro Industries, Inc, and on the board of trustees for the Manufacturers Alliance (formerly known as Manufacturers Alliance for Productivity and Innovation).

“We welcome Ron to our outstanding Board,” commented Hayward Chairman Stephen Felice. “He brings extraordinary leadership, board experience and valuable perspective in the areas of global competitiveness, macroeconomic trends and workforce development in complex global business environments.” Keating will serve on the Compensation Committee for Hayward.

He holds a Master of Business Administration from Kellogg School of Management at Northwestern University and received his undergraduate degree in industrial distribution from Texas A&M University.

About Hayward Holdings, Inc.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding services, and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, heaters, sanitizers, filters, LED lighting, water features, and cleaners all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.

Investor Relations Contact:
Kevin Maczka
investor.relations@hayward.com

Media Relations Contact:
Misty Zelent
mzelent@hayward.com